                                                                      EXHIBIT 21

Subsidiaries of the Registrant

     The subsidiaries of Kreisler Manufacturing Corporation are Kreisler Industrial Corporation, Crest Leather Manufacturing Corporation and Kreisler Manufacturing Corporation of Florida.